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                                   Exhibit 5.1

             Opinion and consent of Brobeck, Phleger & Harrison LLP



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                                  July 2, 1997




Vista Medical Technologies, Inc.
5451 Avenida Encinas, Suite A
Carlsbad, California 92008

          Re: VISTA MEDICAL TECHNOLOGIES, INC. REGISTRATION STATEMENT ON FORM S-8 FOR OFFERING OF 2,820,000 SHARES OF COMMON STOCK

Ladies and Gentlemen:

          In connection with the registration of 2,820,000 shares of the Common Stock of Vista Medical Technologies, Inc. (the "Company") under the Company's 1997 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, we advise you that, in our opinion, if and when such shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of the Company's 1997 Stock Option/Stock Issuance Plan or Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be duly-authorized, validly-issued, fully-paid and non-assessable shares of the Company's Common Stock.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.


                              Very truly yours,

                              /s/ BROBECK, PHLEGER & HARRISON LLP
                              -----------------------------------

                              BROBECK, PHLEGER & HARRISON LLP